News Release

For more information, please contact:
Teresa Paulsen MEDIA
Vice President, Corporate Communication
tel: 402-240-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
tel: 402-240-4154
www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS ANNOUNCES ADDITIONAL $750 MILLION SHARE REPURCHASE AUTHORIZATION

OMAHA, Neb., Dec. 14, 2011 – ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today announced that the board of directors approved a $750 million increase to the company’s share repurchase authorization, with no expiration date. Shares are expected to be repurchased periodically over several years, depending on market conditions and other factors, through open-market or privately negotiated transactions. The repurchases are expected to be funded by cash generated from operations. This authorization is part of broader capital allocation priorities that include maintaining an investment grade rating and strong balance sheet while deploying the company’s strong free cash resources towards a top-tier dividend policy, strategic acquisitions and other growth investments, and share repurchases.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this release. These factors include, among other things: availability and prices of raw materials; the effectiveness of the company’s product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, and cost savings initiatives; the amount and timing of repurchases of the company’s common stock, if any; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any product recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date of this release.